EXHIBIT 2.1


                        ASSET PURCHASE AND SALE AGREEMENT


                                 BY AND BETWEEN


                               BROADCAST PARTNERS


                                       AND


                      DATA TRANSMISSION NETWORK CORPORATION







                                Dated May 3, 1996





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                                TABLE OF CONTENTS

   Introduction..............................................................  1

   1.      DEFINITIONS.......................................................  1

   2.      AGREEMENT TO SELL AND PURCHASE THE ASSETS.........................  4

   3.      LIABILITIES.......................................................  7

   4.      PURCHASE PRICE...................................................  10

   5.      CLOSING..........................................................  11

   6.      CONDUCT SUBSEQUENT TO CLOSING..................................... 14

   7.      REPRESENTATIONS AND WARRANTIES OF SELLER.......................... 15

   8.      REPRESENTATIONS OF BUYER.......................................... 29

   9.      ABSENCE OF BROKERS................................................ 34

  10.      SELLERS' EMPLOYEES................................................ 34

  11.      RISK OF LOSS...................................................... 37

  12.      EXPENSES OF TRANSACTION........................................... 38

  13.      AMENDMENTS........................................................ 38

  14.      NOTICES........................................................... 38

  15.      SURVIVAL; INDEMNIFICATION......................................... 39

  16.      ADDITIONAL COVENANTS.............................................. 46

  17.      NONASSIGNABLE RIGHTS.............................................. 50

  18.      APPLICABLE LAW.................................................... 50

  19.      ENTIRE AGREEMENT.................................................. 50

  20.      BINDING EFFECT.................................................... 51

  21.      SECTION HEADINGS.................................................. 51

  22.      INCORPORATION OF EXHIBITS......................................... 51

  23.      WAIVERS........................................................... 52

  24.      COUNTERPARTS...................................................... 52

  25.      SEVERABILITY...................................................... 52



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                         LIST OF EXHIBITS AND SCHEDULES

Exhibits

         A.       Balance Sheet Assets

         B.       Balance Sheet Liabilities

         C.       Intellectual Property Rights

         D.       Contracts and Leases

         E.       Licenses and Approvals

         F.       Form of Opinion of Seller's Counsel

         G.       Form of Opinion of Corporate Counsel of the Partners of
                  Seller

         H.       Form of Opinion of Buyer's Counsel

         I.       Insurance

         J.       Employee Plans

         K.       Partners

         L.       List of Employees

         M.       Indemnification Agreement


Schedules

         2B       Excluded Assets

         8E       Material Litigation Involving Buyer

         10B      List of Employees Not Retained by Buyer


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                        ASSET PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT is made and entered into as of the 3rd day of May, 1996, by and between Broadcast Partners, a Delaware general partnership ("Seller"), and Data Transmission Network Corporation, a Delaware corporation ("Buyer").

                               Introduction:

         Seller desires to sell to Buyer and Buyer desires to purchase from Seller, upon the terms and subject to the conditions contained herein, the properties and assets of the Business, as defined below, in consideration of certain payments by Buyer and the assumption by Buyer of certain of the liabilities and obligations of the Business disclosed in this Agreement.
         NOW, THEREFORE, in consideration of the premises and of the covenants set forth in this Agreement the parties agree as follows:
         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
                  "Agreement" shall mean this Asset Purchase and Sale Agreement and all Exhibits and Schedules attached hereto.

                  "Assets" shall have the meaning as set forth in Section 2(A) of this Agreement but shall not include the Excluded Assets.

                  "Balance Sheet Assets" shall mean those assets listed on Exhibit "A" attached hereto subject to any changes therein which have occurred in the Ordinary



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         Course of Business between the Balance Sheet Date and
         the Effective Date.

                  "Balance Sheet Date" shall mean February 29, 1996.

                  "Balance Sheet Liabilities" shall mean (i) those liabilities and obligations of Seller in respect of the Business existing as of the Balance Sheet Date to the extent that the same are specifically identified on and/or those liabilities and obligations accrued or reserved for on the Interim Balance Sheet and remain unpaid and undischarged on the Closing date, but excluding the costs of any deferred bonus due and payable to certain executives of Seller as a result of the transaction contemplated by this Agreement (as such bonus may be due under the Deferred Bonus Program for Executives adopted by Seller effective September 1, 1993), the senior indebtedness of Seller due to its lenders, and the subordinated indebtedness of Seller due to its partners and (ii) all net dollar increases in trade accounts payable, accrued payroll and other accrued liabilities of Seller to the extent the same are incurred in the Ordinary Course of Business of Seller between the Balance Sheet Date and the Closing date, but only if and to the extent each remains unpaid and undischarged on the Closing date.

                  "Basket Amount" shall mean the level below which no indemnification pursuant to Section 15 of this Agreement shall be due as such amount and further definition of the term is set forth in
         Section 15 of this Agreement.

                  "Business" shall mean the satellite and/or electronically distributed subscription information services of Seller and any other business of Seller conducted as of the Closing date, which services include but are not limited to the FarmDayta(R) information service, the InfobeamSM messaging service and electronically delivered advertising.

                  "Closing" shall mean the time at which Seller consummates the sale of Assets to Buyer against payment by Buyer of the Purchase Price and assumption of the Buyer of specified liabilities of Seller, which Closing shall occur simultaneously with the execution and delivery of this Agreement by Buyer and Seller on May 3, 1996, or on such other date as the parties mutually agree.

                  "Effective Date" shall mean 12:01 a.m. on the day immediately after Closing.


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                  "Employee  Plans" means any pension or  retirement  plan,  any disability, medical, dental, or other health insurance plan, any life insurance or other death benefit plan, any profit sharing, deferred compensation, stock option, bonus, or other incentive plan, any vacation benefit plan, any severance pay plan, or any other employee benefit plan or arrangement.

                  "Excluded Assets" shall have the meaning as defined in Section 2(B) of this Agreement.

                  "Interim Balance Sheet" means the balance sheet of Seller as of February 29, 1996, the liability portion of which is attached as Exhibit "B" to this Agreement.

                  "Material" or "Materially" shall mean of such a quality or quantity to cause a significant effect, financially or otherwise.

                  "Ordinary Course of Business" means, with respect to Seller, the ordinary operation of the Business consistent with past practices of Seller; any actions taken by Seller pursuant to the requirements of law or the contracts, leases and agreements listed on Exhibit "D" shall be deemed to be an action in the Ordinary Course of Business.

                  "Permitted Encumbrances" shall mean: (a) any liens which arise in connection with inventory leases, equipment leases or maintenance leases which are assigned to Buyer pursuant to this Agreement; (b) in connection with real property leased by Seller, any easements, rights-of-way, covenants, consents, reservations, encroachments, variations, and other similar restrictions, charges or encumbrances which do not Materially interfere with or Materially affect the use of such leased premises and which, by their existence alone, does not impose liability on Buyer; (c) liens for taxes or governmental fees which are not yet due or payable or which are being contested in good faith and by appropriate proceedings if adequate reserves thereto are set forth in Seller's books in accordance with generally accepted accounting principles and enforcement thereof is stayed, or (d) liens which do not and would not, individually or in the aggregate, detract in a Material manner from the value of the Assets or with the use of such Assets in a manner consistent with their use by Seller as of the date of execution of this Agreement.



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                  "Person" shall mean and include any  individual,  partnership,
         joint  venture,   corporation,   limited  liability   company,   trust,
         unincorporated organization, government or department or agency thereof or other form of entity.

                  "Purchase Price" shall have the meaning as defined in Section 4(A) of this Agreement.

                  "Subscription Agreements" shall mean all of the customer agreements of Seller, whether written or oral, relating to the delivery of services offered or to be offered by the Business to paying end-user subscribers.

         2.       Agreement to Sell and Purchase the Assets.
         A. Assets. Upon the terms and subject to the conditions of this Agreement and in reliance on the representations, warranties and covenants of the parties contained herein, upon the Closing Seller shall sell, convey, set over, deliver, assign and transfer (or cause to be so sold, conveyed, set over, delivered, assigned and transferred) to Buyer all of Seller's right, title and interest in and to the Business and all of the properties and assets of Seller of every kind, nature and description, tangible or intangible, wherever situated, belonging to or used in the Business as of the Closing (the "Assets"), and Buyer shall purchase and acquire, pay for and accept from Seller the Assets. All tangible Assets shall be transferred in as is, where is condition unless otherwise provided in this Agreement. The Assets include, without limitation, the following:
                  (1) The Business and goodwill as a going concern of Seller;

                  (2)      The Balance Sheet Assets;

                  (3)      All rights of Seller under the Subscription
         Agreements;



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
                  (4) All trade names, trademarks, service marks, copyrights, patents (and all applications for any of the foregoing and all rights in any thereof), whether foreign or domestic, together with the right to sue for past infringement thereof, all inventions or discoveries (whether patentable or unpatentable) and all software and associated documentation, formulae, production outlines and product development records listed on Exhibit "C" attached hereto;

                  (5) All rights of Seller under contracts, leases and agreements, including without limitation those contracts, leases and agreements listed on Exhibit "D" attached hereto (except to the extent otherwise indicated on Exhibit "D") representing all Material contracts relating to the Business other than Subscription Agreements;

                  (6) All licenses, permits, approvals, qualifications, certificates or the like issued or to be issued or held by Seller with respect to the Business, including without limitation those listed on Exhibit "E" attached hereto;

                  (7) All warranties held by Seller with respect to the Assets to the extent that such warranties are assignable;

                  (8)  All  of  Seller's  know-how,   trade  secrets  and  other
         technology or procedures relating to the conduct of the Business;

                  (9) All of Seller's customer lists, books, records, engineering data, procedures, systems, models, ratios, instructions, prescriptions, drawings, blueprints, plans, designs, specifications, equipment lists, parts lists, descriptions, data, artwork, advertising material, dealer and distributor lists, customer and trade vendor correspondence, telephone logs, microfilm, recordings of customer conversations, bank reconciliations and telephone numbers;

                  (10) All rights of Seller to any casualty insurance proceeds payable as a result of any loss or damage to any of Seller's tangible property occurring prior to the Effective Date which remains unpaid on the Closing date; and

                  (11) All tangible and intangible personal property owned by Seller, wherever situated.


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         B. Excluded  Assets.  Notwithstanding  anything to the contrary in this
Agreement, there shall be excluded from the Assets and retained by Seller, to the extent in existence at the Closing, the following assets (collectively, the "Excluded Assets"):

         (1) Employee Plans and Assets.

                  All employee benefit plans, benefit arrangements, qualified benefit or medical plans and welfare plans and the assets thereof, to the extent the liabilities for such plans are not fully assumed by Buyer.

         (2) Certain Books and Records.

                  All of (a) Seller's partnership and steering committee minute books, partnership interest transfer books, partnership records and partnership books, and originals of account books of original entry, (b) duplicated copies of any books, records, accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Seller relating to Seller's operation of the Business and/or ownership of the Assets prior to the Closing, (c) all records prepared by or on behalf of Seller in connection with the sale of the Business and the Assets, and (d) all records and documents relating to any Excluded Assets.

         (3) Rights Under this Agreement.

                  All of Seller's rights under or pursuant to this Agreement or any other rights in favor of Seller pursuant to the other agreements with Buyer contemplated hereby.

         (4) Certain Contracts and Unrelated Assets.

                  (a)      The contracts and agreements listed on
                           Schedule 2B.

                  (b)      Any other assets identified on Schedule 2B.



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

         (5) The right to use the name "Broadcast Partners" in connection with the windup and dissolution of the general partnership of Seller.

         3.       Liabilities

         A. Buyer assumes and unconditionally agrees to pay and discharge when due the following debts, obligations, and liabilities of Seller:

                  (1)      The Balance Sheet Liabilities;

                  (2) All obligations of Seller associated with the Subscription Agreements with respect to the period from and after the Effective Date; and

              (3) All obligations of Seller associated with the contracts, leases and agreements listed on Exhibit "D" (except to the extent otherwise indicated on Exhibit "D") with respect to the period from and after the Effective Date.

Buyer hereby agrees to indemnify and hold Seller harmless from any cost or expense arising out of or relating to any such debts, obligations, or liabilities assumed by Buyer and any such indemnity shall be without right of set-off and shall not be subject to any Basket Amount, maximum amount, time limitation, or any other obligation, limitation, restriction, notice provision or modification imposed on Seller by Section 15 of this Agreement.

         B. Buyer and Seller agree that Buyer is not assuming and shall have no responsibility for any of the debts, obligations, or liabilities of Seller not expressly assumed herein, all of which shall remain the responsibility of and shall be discharged by Seller as they become due, and Seller hereby agrees to indemnify and hold Buyer harmless from any cost or expense


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
arising out of or relating to any such debts, obligations, or liabilities not expressly assumed by Buyer and any such indemnity shall be without right of set-off and shall not be subject to any Basket Amount, maximum amount, time limitation, or any other obligation, limitation, restriction, notice provision or modification imposed on Buyer by Section 15 of this Agreement. The debts, obligations and liabilities not to be assumed by Buyer include, without limiting the generality of the foregoing:
                  (1) Any liability or obligation of Seller, its partners or agents, arising out of or in connection with this Agreement or the transactions contemplated hereby, whether incurred prior to, at, or subsequent to the Effective Date, including without limitation, any dissolution, winding up or liquidation of Seller and including any and all fees and expenses of any attorneys and accountants of Seller;

                  (2) Any liability or obligation of Seller, its partners or agents, which have been or may be asserted by the Internal Revenue Service or any other taxing authority, federal, state or local, with respect to any tax liability (including all liabilities for interest, fines or penalties) of Seller, its partners or agents, including, without limitation, any such liability arising out of or in connection with this Agreement or the transactions contemplated hereby, unless specifically assumed by Buyer pursuant to Section 3(C) of this Agreement;

                  (3) Any liability or obligation of Seller whether incurred prior to, at, or subsequent to the Effective Date for any amounts due or which may be due to any person or entity who is or has been a holder of any debt or equity security or partnership interest of Seller except as and to the extent that Buyer has specifically assumed the obligation to repay the liabilities of Seller identified in this Agreement;

                  (4) Any liability or obligation incurred by Seller or its partners or agents after the Effective Date;


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

                  (5) Any liability or obligation specifically stated in this Agreement or the Exhibits attached hereto as not to be assumed by Buyer;

                  (6) Any liability or obligation arising out of any litigation, suit, proceeding, action, claim or investigation, at law, in equity or in arbitration, related to Seller's operation of the Business prior to the Effective Date, except as and to the extent that Buyer has specifically assumed the obligation to repay the liabilities of Seller identified in this Agreement.

         C. Buyer shall bear sole liability for any filing fee, transfer fee, use or sales tax or any other tax, fee, cost or expense, other than any income tax obligations of Seller, which may be due to any governmental or administrative body or agency arising out of, in connection with or as a result of the sale and transfer to Buyer of the Assets and the Business, which liability shall be treated as an obligation of Buyer as if it were a liability assumed under Section 3(A) of this Agreement and shall not be subject to any Basket Amount, maximum time limitation or other restriction of Section 15. If Seller is required to advance or pay such fees or taxes, Buyer shall upon Seller's request reimburse Seller for its payment of such fees or taxes.

         D. As of the Closing, Buyer shall assume, discharge, agree to perform and indemnify Seller from all liability arising from, out of or in connection with or otherwise relating to Buyer's operation of the Business and/or ownership of the Assets after the Closing and any such indemnity shall be without right of set-off and shall not be subject to any Basket Amount, maximum amount, time limitation, or any other obligation, limitation,


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restriction,  notice  provision  or  modification  imposed by Section 15 of this
Agreement.

         4.       Purchase Price.

         A. The Purchase Price for the Assets and the Business shall be the sum of Sixty Three Million Two Hundred Thousand Dollars ($63,200,000).

         B. The Purchase Price shall be paid by Buyer to Seller in U.S. Dollars at the Closing as follows:

         (1) Forty Four Million Four Hundred Sixty Eight Thousand Dollars ($44,468,000.00) shall be paid by wire transfer of immediately available federal funds; and
         (2) Eighteen Million Seven Hundred Thirty Two Thousand Dollars ($18,732,000.00) shall be paid through Buyer's delivery to Seller of Buyer's senior, secured promissory note in the form of the note due to Seller from Buyer pursuant to the 1996 Term Credit Agreement by and between Buyer and First National Bank of Omaha, as servicing bank, and all other participating banks, which credit agreement shall include Seller as a party (the "FNB- O Loan Agreement".) Such note shall be referred to herein as the "Note."

         C. Buyer and Seller agree that the allocation of the Purchase Price among the Assets shall be in accordance with the fair market value as follows:

         (1) with regard to Seller's subscriber equipment, the Purchase Price shall be allocated to such equipment based upon an average value of $825 per complete unit,


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                  or, in the case of  incomplete  units,  based  upon the values listed below for each individual component: (a) Receiver - $550; (b) Monitor - $150; (c) Dish & LNB - $120; and (d) Cable
                  - $5.
         (2) with regard to Seller's office equipment, furniture and fixtures, leasehold improvements, and other tangible
                  Assets (excluding subscriber equipment), to the extent such Assets are carried at book value on Seller's balance sheet as of the Balance Sheet Date, the Purchase Price shall be allocated to those Assets at book value; and
         (3) all amounts of the Purchase Price in excess of such book value shall be allocated to goodwill and the going concern value of the Business, which shall include the value of all customer relationships.

Buyer and Seller agree to prepare Internal Revenue Service ("IRS") Form 8594 in accordance with such allocation and timely file such form with the IRS in accordance with applicable IRS procedures and U.S. Department of Treasury regulations.

         5.       Closing.

         A. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Seller shall, in form and substance reasonably satisfactory to Buyer and its counsel:

                  (1) Deliver to Buyer such bills of sale, endorsements, assignments, and other good and sufficient instruments of sale, assignment, conveyance, and transfer as shall be required to effectively vest in


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
         Buyer all of Seller's right, title, and interest in and to all of the Assets, free and clear of all liens, charges, claims, encumbrances and equities except for Permitted Encumbrances and encumbrances as otherwise disclosed in this Agreement and its exhibits and schedules;

                  (2) Deliver to Buyer all consents to the assignment to Buyer of each Subscription Agreement, lease, contract, agreement, commitment or other undertaking comprising, individually or in the aggregate, a Material part of the Assets that requires such consent;

                  (3) Deliver to Buyer duly executed resolutions of Seller and all other persons, committees, or entities required to approve the actions of Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (4) Deliver to Buyer a certificate signed by an officer of Seller, dated as of the date of Closing, stating that the representations and warranties of Seller set forth in Section 7 hereof are true and correct in all Material respects as of the date of Closing and that Seller has performed and complied with all agreements, undertakings, and obligations which were required to be performed and complied with by it at or prior to the Closing;

                  (5) Deliver to Buyer an opinion of Seller's legal counsel, as of the date of the Closing, in the form attached hereto as Exhibit "F";

                  (6) Deliver to Buyer opinions of corporate counsel of each of the partners of Seller, as of the date of Closing, in the forms attached hereto as Exhibit "G";

                  (7) Deliver to Buyer executed originals (where reasonably available) of all of the Subscription Agreements, all amendments thereto, and all extensions and renewals thereof in Seller's possession;

                  (8) Deliver to Buyer all account receivable ledgers and invoices associated with the accounts receivable of Seller, customer service files of Seller relating to the Subscription Agreements, all notices, claims, correspondence, performance standard reports, and other documents, data, information and materials relating to the Subscription Agreements, which are in Seller's possession, including Seller's internal financial records subject to a continuing right of reasonable access by Seller after Closing to review and


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                                       20
         copy such records in connection with Seller's post- Closing windup of its partnership affairs and termination of its general partnership, its defense of litigation or its preparation of any reports, filings or returns to be completed by Seller after Closing;

                  (9) Deliver to Buyer all microfiche, microfilm, records, voice authorization recordings, data, input forms, computer transaction sheets and all other similar information or materials relating to the servicing of Subscription Agreements;

                  (10) Deliver to Buyer possession (or in the case of Assets in the possession of customers, suppliers or subscribers, the right to such possession subject to the terms of assumed contracts) of the Balance Sheet Assets together with all other tangible assets of Seller in place at the locations specified on Exhibit "A";

                  (11) Deliver to Buyer executed originals (where reasonably available) of all contracts, leases and agreements set forth on Exhibit "D" (except to the extent otherwise indicated on Exhibit "D") together with all Material data, documents, information or materials in Seller's possession relating to such contracts, leases and agreements;

                  (12) Deliver to Buyer all Material software used by Seller in the conduct of the Business, including all documentation and all necessary license agreements properly assigned to Buyer; and

                  (13) Deliver to Buyer all Material data, documents, information or materials theretofore delivered to Seller which are required by the contracts, leases and agreements set forth on Exhibit "D" to be returned upon expiration or termination of such contracts, leases and agreements.

         B. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Buyer shall, in form and substance satisfactory to Seller and its counsel:

                  (1) Pay the Purchase Price required to be paid by Buyer at the Closing pursuant to Section 4;

                  (2) Deliver to Seller such assumptions or under- takings as may be reasonably necessary to evidence

                  Buyer's agreement and obligation to pay, discharge, and satisfy the liabilities assumed by it under this Agreement;

                  (3) Deliver to Seller a certified copy of a resolution of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (4) Deliver to Seller an officer's  certificate signed by Greg
         T. Sloma, President of Buyer, dated as of the date of the Closing, stating that the representations and warranties of Buyer set forth in
         Section 8 hereof are true and correct in all Material respects as of the date of the Closing and that Buyer has performed and complied with all agreements, undertakings, and obligations which were required to be performed or complied with by it at or prior to the Closing; and

                  (5) Deliver to Seller the opinion of Buyer's legal counsel, Abrahams, Kaslow & Cassman, dated as of the date of the Closing, in the form attached hereto as Exhibit "H".

         6.       Conduct Subsequent to Closing.
         A. From time to time after the Closing, without further consideration, Seller shall execute and deliver all such other instruments of sale, assignments, conveyances, and transfers and shall take all such other actions as are reasonable to more effectively transfer to and vest in Buyer, and to put Buyer in possession of, any of the Assets.
         B. From time to time after the Closing, without further consideration, Buyer shall execute and deliver all such other instruments of assumption, and shall take all such other actions as are reasonable to more effectively assume the obligations to pay, discharge and satisfy all of the liabilities and obligations assumed by Buyer pursuant to this Agreement.

         C. Except pursuant to a court order or as otherwise required by law, from and after the Closing, Seller shall not make available or disclose to any third party any proprietary information conveyed to Buyer pursuant to this Agreement or make available to any third party any proprietary information disclosed pursuant to this Agreement. For purposes of this Agreement "proprietary information" shall include but not be limited to all items listed on Exhibit "C," all of Seller's know-how, trade secrets and other technology or procedures relating to the conduct of the Business, and all of Seller's customer lists, books, records, financial information, engineering data, computer software, procedures, systems, models, ratios, instructions, prescriptions, drawings, blueprints, plans, designs, specifications, equipment lists, parts lists, descriptions, data, artwork, advertising material, dealer and distributor lists, correspondence, telephone logs, microfilm, recordings of customer conversations, bank reconciliations and other similar materials except to the extent that such information (1) is or becomes generally available to the public other than as a result of a disclosure by Seller, (2) is available to Seller from an outside source provided that such source is not known by Seller to have been bound by a confidentiality agreement or other obligation of secrecy prior to the Effective Date, or (3) is or has been developed independently by Seller after the Effective Date.

         7. Representations and Warranties of Seller. Subject to and except for the information which is set forth in a list of exceptions contained in a schedule attached hereto, Seller represents and warrants to Buyer that:

         A. Seller is a general partnership duly organized and validly existing under the laws of the State of Delaware.

         B. Seller has all requisite partnership power and authority to own, lease and operate the Assets and to carry on the Business as now being conducted.

         C. This Agreement constitutes a valid and legally binding agreement, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity and public policy (the "Creditor Exceptions"). The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on behalf of Seller and all necessary corporate or company action of Seller's partners, as applicable.

         D. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (1) violate any provision of or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of the partnership agreement of the Seller, any applicable law, rule, or regulation of any governmental body known to the Seller, any Material agreement to which the Seller is a party or by which the Seller may be bound, or any order, judgment, or decree applicable to the Seller, (2) result in the creation of any security interest, claim, lien, charge, or encumbrance upon the Assets, (3) terminate or result in the termination of any agreement described in Section 7(D)(1) above, or (4) in any Material way affect or violate the terms or conditions of or result in the cancellation, modification, revocation, or suspension of any of the Material licenses, approvals, permits or authorizations required by Seller for the conduct of the Business.

         E. Seller has performed all of the obligations required to be performed by it under any Material lease, contract, commitment, agreement, or arrangement of any kind which it is a party or by which it is bound; and neither the Seller nor, to the knowledge of Seller, any other party is in default under any Material lease, contract, commitment, agreement, or arrangement of any kind which relates to the Business or the Assets. No event has occurred which, after the giving of notice or the lapse of time or otherwise, would constitute a default under, or result in a breach of, any lease, contract, commitment, agreement, or arrangement which relates to the Business or the Assets.

         F. Since the Balance Sheet Date, the Business has been conducted only in the Ordinary Course of Business and there has been no Material adverse change in the condition of the Assets, the liabilities or the Business. Other than changes in the Ordinary Course of Business, none of which singly and no combination of which in the aggregate has been Materially adverse; there has been no damage to or destruction of any Material asset owned or used by the Seller in the Business; and the Seller has no knowledge of any threatened occurrence or development which would Materially adversely affect the condition (financial or otherwise) of the Assets, the liabilities or the Business.

         G. Except for Permitted Encumbrances and except for security interests or other encumbrances held by Seller's senior lenders, which will be released by the senior lenders at Closing, Seller has good and marketable title to all of the Assets (except assets disposed of in the Ordinary Course of Business since the Balance Sheet Date) free and clear of any Material security interests, claims, liens, charges, or encumbrances whatsoever.

         H. Seller owns and has the power to transfer the trade names, trademarks, service marks, copyrights, patents and other intellectual property among the Assets as listed on Exhibit "C," and no trade name, trademark, service mark, copyright, or patent or other intellectual property other than those listed on Exhibit "C," is used in, or necessary for, the conduct of the Business consistent with the manner Seller has conducted the Business prior to the Closing. Seller has not received any notice of any infringement or claim of infringement by Seller upon the right of any Person under or in respect to any patent, license, trademark, trade name, service mark, copyright or similar intangible right. None of the Material services or processes which are provided, sold or used by the Seller and which are solely under the control or origination of Seller infringe upon the patents, licenses, trademarks, trade names, service marks, copyrights, techniques or other proprietary rights of any other Person and to Seller's knowledge no other services or processes which are provided, sold or used by the Seller infringe upon the patents, licenses, trademarks, trade names, service marks, copyrights, techniques or other proprietary rights of any other Person. The Seller has not received notice of and is not aware of any infringement or assertion of infringement by any Person of the patents, licenses, trademarks, trade names, service marks, copyrights, techniques or other proprietary rights of the Seller listed on Exhibit "C" and to the best knowledge and belief of Seller, there is no reason to believe that any patent, trademark, trade secret, service mark, copyright, technique or other proprietary right of Seller listed on Exhibit "C" is invalid.

         I. The Seller has maintained and will continue to maintain until the Closing insurance on the Assets and the Business, including but not limited to media liability insurance, of the kinds and in the amounts currently carried by Seller, all of which insurance and any other insurance policies or coverages (including but not limited to employee fidelity bonds) are listed in Exhibit I to this Agreement.

         J. With respect to the Subscription Agreements, Seller represents and warrants to Buyer that:
                  (1) Seller is the contracting party that provides the services under each of the contracts, and Seller has full right, power, and authority to assign to Buyer all of the rights of the service provider set forth in the contracts, and such contracts are not subject to termination or renegotiation as a result of their assignment to Buyer;

                  (2) The contracts have all been entered into by Seller in the Ordinary Course of Business, and none of the contracts have been Materially amended subsequent to the Balance Sheet Date or provide for Seller's fees to be Materially reduced below the charges in effect thereunder on the Balance Sheet Date;

                  (3) To Seller's knowledge, the satellite delivery system utilized by the Business is currently capable of handling the volume of data transmission services required by the Subscription Agreements and no increased volume of such services has been promised by Seller to its customers which would exceed such capability;

                  (4) Since the Balance Sheet Date, there are no outstanding Material credits, monies, or the like due customers on the Subscriber
                           Agreements;

                  (5) Seller has received no written notices of any warranty or indemnity claims by customers under the Subscription Agreements which have not been settled to the satisfaction of the customer claimant and which either individually or in the aggregate are Material;

                  (6) Since the Balance Sheet Date, any and all enhancements to services required by the Subscription Agreements to be provided to customers have been completed and implemented in a timely manner and no contract for other enhancements to services have been entered by Seller with its customers;

                  (7) Since the Balance Sheet Date, Seller has received no written notice of default from any customer under any of the Subscriber Agreements where such would result in a Material liability; and

                  (8) Since the Balance Sheet Date, Seller has received no notice of the filing by any customer of a petition in bankruptcy, assignment for the benefit of creditors, a petition seeking reorganization, composition, liquidation, dissolution or similar arrangement where the impact of an adverse outcome would be Material to the Assets or the Business.

         K. Except for the action captioned Thomas Crowley v. Broadcast Partners, et al., as previously disclosed by Seller to Buyer, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Seller, threatened in any court or before any governmental agency or instrumentality against or by the Seller or the Business or the Assets. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Seller, threatened in any court or before any governmental agency or instrumentality against or by the Seller which would prevent the carrying out of this Agreement or seek to declare this Agreement unlawful or cause the rescission thereof. The Seller has not been charged with and, to the best knowledge of Seller, is not threatened with or under any investigation with respect to any charge concerning any violation of any federal, state, or local law, regulation, ordinance, order, or administrative ruling; and the Seller is not in default with respect to any order, writ, injunction, or decree of any court, agency, or instrumentality. There are no unsatisfied judgments against the Seller in any court. All action required by the Seller by any applicable law known to the Seller has been taken; and all reports or returns which, to the knowledge of Seller, are required to have been filed by the Seller with any governmental agency or subdivision have been filed.
         L. The Seller has all Material licenses, permits, authorizations, and approvals (governmental or otherwise) which it requires to legally carry on the Business; and all such licenses permits, authorizations, and approvals are valid and in good standing. Neither the Seller nor any of its employees is required to have any other licenses, permits, authorizations, or approvals to legally carry on the Business. The Seller is not a party to, nor is the Seller subject to or bound by, any agreement or any judgment, order, writ, injunction, or decree of any court or governmental body which could Materially prevent or impede the continuance of the Business. To Seller's knowledge, the Business is not now being, and within the past three (3) years has not been, conducted in violation of any Material law, ordinance, or regulation of any governmental entity or agency.
         M. There is no Material asset used or required by the Seller in the conduct of the Business which is not either owned by the Seller or licensed or leased to the Seller under one of the leases or licenses listed in Exhibit D to this Agreement.
         N. The Seller has not used any accounting practices which are not in conformity with generally accepted accounting principles for the purpose of incorrectly reflecting on its financial statements or in its books of account, or for the purpose of not reflecting on its financial statements or in its books of account, any of the assets, liabilities, revenues, or expenses of the Seller.
         O. The audited financial statements for the year ending August 31, 1995 and the unaudited financial statements for the six (6) months ended February 29, 1996 have been prepared in accordance with generally accepted accounting principles consistently applied and fairly represent the financial position of Seller as of the dates thereof, except for any year-end adjustments which would customarily be made to interim financials.
         P. Except in the Ordinary Course of Business, since the Balance Sheet Date, the Seller has not:
                  (1) Mortgaged, pledged, subjected to any lien, granted a security interest in, or otherwise encumbered any of the Assets;

                  (2) Waived any rights in excess of $25,000 in value in the aggregate;

                  (3) Made any capital expenditures or capital additions or betterments, or commitments therefor, which individually exceeded $25,000 in value;

                  (4) Sold or otherwise disposed of any of its assets, tangible or intangible, except in the Ordinary Course of Business;

                  (5) Created or incurred any liability (absolute or contingent) for borrowed money which will (a) not be released prior to Closing, or (b) become a liability assumed by Buyer;

                  (6) With respect to liabilities and/or contracts to be assumed by Buyer as of Closing, made or become a party to any contract, commitment, or other arrangement or renewed, extended, amended, or modified any contract, commitment, or other arrangement relating to the Business, which in any one case involved an amount in excess of $25,000, other than Subscription Agreements entered into in the Ordinary Course of Business in a manner consistent with the Seller's normal business practices, or except as approved by Buyer;

                  (7) Increased the compensation or fringe benefits payable or to become payable to any of the employees or agents of the Seller; or

                  (8) Except for interest due on subordinated debt held by Seller's partners, made or agreed to make any distributions of cash or property to any of its partners; provided, however, any interest paid on such subordinated debt will not cause Seller to have a negative cash balance at Closing.

         Q. No representation or warranty of Seller in this Agreement and the Exhibits and Schedules hereto, and no written statement or certificate furnished or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement or in connection with the transaction contemplated by this Agreement contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact necessary in order to make the statements contained in this Agreement or in such other written statement or certificate not misleading.
         R. To Seller's knowledge, the Assets are as of the date of Closing, generally sufficient for and usable in carrying on the Business and represent all of the assets necessary to the conduct of the Business in the manner Seller has conducted the Business prior to the Closing.
         S. The Seller has timely filed all federal and applicable state and local tax assessment reports and returns of every kind required to be filed by it and has duly paid all taxes and other charges due or claimed to be due by federal, state, or local taxing authorities.
         T. Proper and accurate amounts have been withheld by the Seller from the compensation of its employees for all periods prior to the Closing in full compliance with the tax withholding provisions of applicable federal, state and local laws. Proper and accurate federal, state and local returns have been filed by the Seller for all periods for which returns have become due with respect to employee income tax and social security withholding and FICA and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or, if not paid, accrued on the books and records of Seller (and in such case assumed by Buyer). The hours worked by, and payments made to, employees of the Seller have not been in violation of the Fair Labor Standards Act or any applicable laws dealing with such matters. All payments due from the Seller on account of employee health and welfare insurance have been paid by the Seller or will be paid prior to their due dates.
         U. Except for Subscription Agreements and contracts, commitments, leases, or arrangements listed on Exhibit D to this Agreement, the Seller is not a party to or bound by any;
                  (1)      Employment or labor union contracts;

                  (2)      Material advertising contracts;

                  (3) Contract, commitment, or arrangement for capital expenditures having a remaining balance in excess of $25,000;

                  (4) Lease with respect to any property, real or personal, whether as lessor or lessee;

                  (5)      Contract, commitment, or arrangement
                           containing covenants by the Seller not to compete in any lines of business or with any person or business entity;

                  (6) Material franchise agreement, distributor agreement, or other similar arrangement;

                  (7) Material contract or commitment relating to the sale, lease, or other disposition of any of the Assets; or

                  (8) Any other Material contract, commitment, or arrangement of any kind relating to the conduct of the Business.

         V. So long as the representations and warranties of Buyer in Section 8 are true and correct as of the Closing, no consent, approval, or authorization of, or filing with, any governmental authority on the part of the Seller is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except as provided in this Agreement and except where the failure to obtain the same would not have a Material effect on the Assets or Business.

         W. All of the present Employee Plans of the Seller and compensation arrangements of the Seller with the Seller's employees are listed or set forth in Exhibit "J" attached to this Agreement. The Seller is not under any obligation to make any payments or contributions to a multiemployer plan, as that term is defined in Section 3(37) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor does the Seller have any actual or potential withdrawal liability to any such multiemployer plan. Each Employee Plan has been maintained in Material compliance with its terms and with the requirements prescribed by applicable statutes and regulations, including without limitation, ERISA. The Seller does not maintain or contribute to any funded or unfunded medical, health or life insurance plans or arrangements for retirees or terminated employees.

         X. The partners of the Seller are named on Exhibit "K" to this Agreement, with their respective partnership interests as set forth in such Exhibit "K".

         Y. The Seller has no direct or indirect equity interest by stock ownership or otherwise in any corporation, firm, association, partnership, or other business enterprise and owns no investment securities of any kind.

         Z. The provisions for taxes shown in the balance sheet of the Seller as of the Balance Sheet Date are adequate to cover the liability of the Seller to such date for all taxes based on the income, purchases, sales, payroll, business, capital contributions, or assets of the Seller. No unexpired waivers executed by the Seller of the statute of limitations with respect to federal or state income, sales, use, or other taxes are in effect. The Seller has not received any deficiency letter or similar notice from any federal, state, or other taxing authority for any open tax year.

         AA. Seller owns no real property. To Seller's knowledge all real property leased by the Seller and all improvements on such real estate conform in all respects to applicable federal, state, local and foreign laws and regulations (including applicable environmental and occupational safety and health laws and regulations) and zoning and building ordinances, and the properties are zoned for the various purposes for which such real estate is presently being used. To Seller's knowledge, all improvements on such real estate are generally in good operating condition and repair, and there does not exist any condition which interferes with the economic value or use thereof. To Seller's knowledge, none of the buildings and structures located on real property leased by the Seller, nor any appurtenances thereto or equipment therein, nor the operation therein nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others nor does any building or structure owned by third parties encroach upon the property leased by the Seller. To Seller's knowledge, no condemnation proceeding is pending or threatened which would preclude or impair the use of any such property by the Seller for the uses for which it was intended. All real estate leased by Seller has never been used by Seller to manufacture, store, or dispose of toxic or hazardous substances, materials or waste covered by the Resources Conservation Recovery Act or the Comprehensive Environmental Response Compensation and Liability Act of 1980, or any similar state or local laws, ordinances and regulations except for those not Material to the Assets or the Business.

         BB. For purposes of determining whether the transactions contemplated by this Agreement are subject to the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, Seller is the "ultimate parent entity" of the "acquired entity" as such terms are defined in the rules promulgated under such act.

         EXCEPT AS PROVIDED IN THIS SECTION 7, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Seller further makes no warranties, representations, conditions or guaranties except as expressly set forth in this Agreement and, except as provided in Section 7(BB), specifically disclaims any representations or warranties on matters relating to antitrust laws. Buyer acknowledges and agrees that it has not relied upon any warranty, representation, condition or guarantee of Seller except as the same is expressly set forth in this Agreement and that, subject to the accuracy of Seller's representation and warranty contained in Section 7(BB), it has satisfied itself that the transactions contemplated by this Agreement do not violate the antitrust laws.

         8. REPRESENTATIONS OF BUYER. Buyer represents and warrants to Seller that:
         A. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or to be acquired by it pursuant to this Agreement or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to obtain such licensing or qualification would have a Material adverse effect on Buyer, its assets, properties or businesses. Buyer has all requisite power and authority, corporate or otherwise, to conduct its business and to own its properties.

         B. Buyer has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated by this Agreement, and to fulfill its obligations under this Agreement.

         C. This Agreement has been duly authorized and approved by the Board of Directors of Buyer and all necessary corporate action. Each of this Agreement and its Schedules and Exhibits, including but not limited to the Note, has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations and agreements of Buyer, enforceable against Buyer in accordance its terms except as the same may be limited by the Creditor Exceptions.

         D. The execution, delivery and performance by Buyer of this Agreement and its Schedules and Exhibits, including but not limited to the Note, do not and will not (1) require any consent or approval which has not been obtained prior to the date hereof, (2) require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements and recording of mortgages as contemplated by the FNB-O Loan Agreement) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (3) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to Buyer or of the certificate of incorporation or bylaws of Buyer, (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other Material agreement, lease or instrument to which Buyer is a party or by which it or its assets or properties may be bound or affected, or (5) result in, or require, the creation or imposition of any Material mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by Buyer (other than as required hereunder in favor of Seller).

         E. Except as set forth in Schedule 8(E), there are no Material actions, suits, proceedings or investigations pending, or to the knowledge of Buyer, threatened in any court or before any governmental agency or instrumentality against or by Buyer, its stock, assets or business. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Buyer, threatened in any court or before any governmental agency or instrumentality against or by Buyer which would prevent the carrying out of this Agreement or seek to declare this Agreement unlawful or cause the rescission thereof. Buyer is not in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality.

         F. All action required by the Buyer by any applicable law known to the Buyer has been taken; and all reports or returns which, to the knowledge of Buyer, are required to have been filed by the Buyer with any governmental agency or subdivision have been filed.

         G. So long as the representations and warranties of Seller in Section 7 are true and correct as of the Closing, no consent, authorization, approval, permit or order of or filing with any governmental or regulatory authority is required under current laws and regulations in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except as provided in this Agreement and except where the failure to obtain the same would not have a Material effect on the transaction contemplated by this Agreement.

         H. Buyer has sufficient funds to pay at Closing the Purchase Price.

         I. No consent, approval, vote or other authorization is necessary from the shareholders of Buyer in order for Buyer to execute, deliver and perform its obligations under this Agreement and Buyer has no parent or holding company from whom such consent, approval or authorization is necessary.

         J. Neither Buyer's annual net sales for the period ended December 31, 1995, nor Buyer's total assets as shown on the last regularly prepared balance sheet of Buyer prepared prior to the Closing (each as shown in the financial statements provided to Seller), equal or exceed $100 million, so as to subject the transactions contemplated by this Agreement to the filing and notice requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Seller and each of its partners is and shall be entitled to rely on the representations and warranties of this Section 8(J).

         K. No representation or warranty of Buyer in this Agreement and the Schedules and Exhibits hereto, and no written statement or certificate furnished or to be furnished by or on behalf of Buyer to Seller pursuant to this Agreement or in connection with the transaction contemplated by this Agreement contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact necessary in order to make the statements contained in this Agreement or in such other written statement or certificate not misleading.

         L. Buyer has not used any accounting practices which are not in conformity with generally accepted accounting principles for the purpose of incorrectly reflecting on its financial statements or in its books of account, or for the purpose of not reflecting on its financial statements or in its books of account, any of the assets, liabilities, revenues or expenses of Buyer.

         M.  Buyer has no subsidiaries.

         N. Buyer incorporates by this reference all of the representations and warranties made by it in the FNBO Loan Agreement, including but not limited to those stated in Section IV of the FNBO Loan Agreement, and states that all such representations are true, accurate and complete, subject to any exceptions disclosed therein or thereto.
         Buyer makes no warranties, representations, conditions or guaranties except as set forth in this Agreement and, except as provided in Sections 8(J) and (L), specifically disclaims any representations or warranties on matters relating to antitrust laws. Seller acknowledges and agrees that it has not relied upon any warranty, representation, condition or guarantee of Buyer except as the same is expressly set forth in this Agreement and that, subject to the accuracy of the Buyer's representations and warranties contained in Section 8(J) and (L), it has satisfied itself that the transaction contemplated by this Agreement does not violate the antitrust laws.

         9. ABSENCE OF BROKERS. Each of the parties hereto represents to the other that it has not retained or incurred any liability to any other Person, for a broker's, finder's, or agent's fee for services rendered in connection with the transaction contemplated by this Agreement; and each of the parties hereto agrees to indemnify the other against and to hold the other harmless from any claim made by any Person, claiming to have been employed by such party as a broker, finder, or agent in connection with the transaction contemplated by this Agreement.

         10.      SELLER'S EMPLOYEES.
         A. To the extent such obligations are not Balance Sheet Liabilities, Seller shall be responsible for any obligation which arose prior to the Effective Date to pay any salaries, bonuses, vacation pay, retirement benefits, sick pay, insurance premiums, and other fringe benefits to Seller's employees. Seller hereby agrees to pay all such obligations directly to or on behalf of the employees involved when due; except that Buyer shall reimburse Seller for such amounts which comprise part of the liabilities to be assumed by Buyer and provided that Seller may elect to have Buyer pay certain liabilities directly to such employees on its behalf. Seller agrees to pay in a timely manner all amounts (including but not limited to any and all withholding and unemployment compensation insurance payments) required to be paid with respect to the compensation and benefits of Seller's employees for services rendered prior to the Effective Date and due by Seller under this Section 10(A).

         B. Buyer shall be obligated to offer to employ as Buyer's own common law employees (that are terminable at will) all of the persons actively participating in the Business at the time of the Closing, except for those persons listed by name in Schedule 10(B). Buyer further represents and warrants to Seller that Schedule 10(B) will not contain more than forty-nine (49) names so that at least all but forty-nine (49) of Seller's full-time employees at the time of the Closing will be offered employment by Buyer. Seller shall remain solely responsible for all of Seller's employees who are not offered employment with Buyer or who do not accept employment with Buyer. All employees accepting employment under the employment conditions offered by Buyer shall be eligible for those employee benefit plans which Buyer has in effect for its similarly situated existing employees as of the Effective Date, except that the length of service of such employees with Seller shall be recognized by Buyer for the purpose of determining accrued and future vacation and sick days under Buyer's vacation and sick leave policies and for any other policy or benefit of Buyer based on seniority or length of employment. Further, if permitted by Buyer's employee plans, all waiting periods for eligibility for health, dental, life and other benefits, if any, under Buyer's employee plans and all waiting periods for pre-existing conditions shall be waived for employees of Seller who are hired by Buyer. Buyer also agrees that if permitted by applicable law and plan language, it will allow each of Seller's employees which it hires to transfer to Buyer's 401(k) plan their respective pre-tax balances under Seller's 401(k) plan provided such plan is a tax-qualified plan under Section 401(a) and 401(k) of the IRS Code and that the transfer of any such pre-tax account balance will not affect the tax-qualified status of Buyer's 401(k) plan.

         C. Buyer shall have no obligation under the provisions of this Section 10 to continue the employment of any person previously employed by Seller for any fixed period after the Effective Date, it being the intention of Buyer that all of Seller's employees who are hired by Buyer shall constitute employees terminable at will in the absence of a specific agreement between Buyer and any individual employee to the contrary.

         D. Attached as Exhibit "L" is a list of the names of Seller's employees, their current salaries and time in service with Seller as of the Closing.

         E. Subject to Section 15 of this Agreement, Seller shall indemnify and hold Buyer harmless with respect to any and all claims made by Seller's employees with respect to any and all benefits plans in effect prior to the Effective Date except for any liability of Seller with respect to such plans which is specifically assumed by Buyer hereunder.

         F. Buyer agrees that if either Larry Kline or J.D. Geneser are offered and accept employment with Buyer, Buyer will allow each of them from time to time through December 31, 1996 to assist Seller with its post-Closing wind-up and dissolution, so long as such assistance does not have a Material adverse effect on their ability to timely perform their employment duties with Buyer.

         11. RISK OF LOSS. Seller shall bear all risk of loss prior to the Closing, and Buyer shall bear all risk of loss after the Closing with respect to the tangible personal property and any interests (leasehold or otherwise) in real property being sold or transferred by Seller to Buyer pursuant to this Agreement. In the event of any such loss prior to the Closing, Buyer and Seller may agree to an equitable adjustment in the Purchase Price or, if the loss is of a Material portion of the Assets being purchased by Buyer, either Buyer or Seller may elect to terminate this Agreement.

         12. Expenses of Transaction. The parties hereto each shall bear all of the expenses respectively incurred by them in con- nection with this Agreement and the consummation of the trans- actions contemplated hereby.

         13. Amendments. This Agreement may be amended by letter or other document which by its terms specifically states that it is an amendment to this Agreement; provided, that such letter or other document shall be signed by both parties or their successors and assigns, if any.

         14. Notices. Any notice which may be permitted or required to be given pursuant to this Agreement shall be delivered personally or shall be sent by United States registered or certified mail or a nationally recognized overnight carrier, postage prepaid, addressed as set forth below:

         If to Seller:      Thomas M. Hanigan
                            Pioneer Hi-Bred International, Inc.
                            7200 N.W. 62nd Avenue
                            P.O. Box 184
                            Johnston, Iowa 50131-0184

         With copies to:    Kent G. Nunn
                            Farmland Industries, Inc.
                            3315 North Oak Trafficway
                            P.O. Box 7305, Dept. 316
                            Kansas City, Missouri 64116-0005

                           David A. Magers, Controller
                           Illinois Agricultural Service Company

                        1701 Towanda Avenue
                        P.O. Box 2901
                        Bloomington, Illinois 61702-2901

                        Office of the General Counsel
                        Farmland Industries, Inc.
                        P.O. Box 7305, Dept. 62
                        Kansas City, Missouri 64116-0005

                        Jerome P. Weiss, General Counsel
                        Illinois Agricultural Service Company
                        1701 Towanda Avenue
                        P.O. Box 2901
                        Bloomington, Illinois 61702-2901

                        Jeanne Foster, Esquire
                        Pioneer Hi-Bred International, Inc.
                        700 Capital Square
                        400 Locust Street
                        Des Moines, Iowa 50309


         If to Buyer:   Data Transmission Network Corporation
                        9110 West Dodge Road, Suite 200
                        Omaha, NE  68114
                        Attn: Greg T. Sloma, President

         With a copy to: Abrahams, Kaslow & Cassman
                         8712 West Dodge Road, Suite 300
                         Omaha, NE 68114
                         Attn: R. Craig Fry

or to any other address as any party may, by notice to the other parties in accordance with this paragraph designate.
         15.  SURVIVAL; INDEMNIFICATION.

         A.       SURVIVAL OF REPRESENTATIONS.
         All representations and warranties of Seller contained in Sections 7(A),(B),(C) and (G), and all representations and warranties of Buyer contained in Sections 8(A),(B) and (C) shall survive the Closing date and shall thereafter remain in full force and effect. All other representations and warranties, covenants and agreements of Seller and Buyer contained or


                                     - 39 -
incorporated by reference in or made pursuant to this Agreement or in any exhibit, schedule or certificate furnished pursuant hereto shall survive the Closing date and shall remain in full force and effect to the following extent:
(1) unless otherwise specified below or elsewhere in this Agreement, representations and warranties shall survive until December 31, 1997; (2) the covenants and agreements in this Section 15 shall continue in full force and effect until fully discharged; and (3) any representation, warranty, covenant or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to December 31, 1997 shall survive with respect to such claim or dispute until the final resolution thereof. All such representations and warranties, covenants, and agreements shall also survive and be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of any party hereto.
         B.       INDEMNIFICATION BY SELLER.
         Subject to the conditions and provisions of Section 15D and Section 15E, from and after the Closing date, Seller agrees to indemnify, defend and hold harmless Buyer from and against and in any respect of, on a net after-tax basis, any and all losses, claims, expenses, costs, damages or liability ("Losses"), asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from: (1) the ownership of the Assets and/or the operation of the Business during the period prior to the Closing date, but only to the extent Buyer has not assumed the liability therefrom or related thereto under the provisions of this Agreement (which indemnification shall be in addition to that made by Seller in Section 3); (2) any Material misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement or any exhibit, schedule or certificate delivered in connection with it; (3) any Material breach by Seller of any covenants of Seller contained in or made pursuant to this Agreement or any exhibit, schedule or certificate delivered in connection with it; or (4) any Losses due to Seller's failure to give notice to creditors to whom Seller will remain liable pursuant to this Agreement under applicable bulk sales laws, if any.
         C.  INDEMNIFICATION BY BUYER.
         Subject to the conditions and provisions of Section 15D and Section 15E, from and after the Closing date, Buyer hereby agrees to indemnify, defend and hold harmless Seller from, against and with respect of, on a net after-tax basis, any and all Losses asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (1) any failure by Buyer to pay, perform or discharge any liability assumed by it under the provisions of this Agreement (which indemnification shall be in addition to that made by Buyer in Section 3); (2) any Material misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement or any exhibit, schedule or certificate delivered in connection with it; (3) any Material breach by Buyer of any covenants of Buyer contained in or made pursuant to this Agreement or any exhibit, schedule or certificate delivered in connection with it; or (4) the ownership of the Assets and/or the operation of the Business by Buyer or any of Buyer's other operations or businesses during the period on and after the Closing date.
         D.  LIMITATION ON INDEMNIFICATION.
         (1) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Losses include a party's incidental or consequential damages. Except as provided elsewhere in this Agreement, neither Seller nor Buyer shall be liable to the other in respect of any indemnification hereunder except to the extent that (a) the aggregate Losses of the party to be indemnified under this Agreement exceeds One Hundred Thousand Dollars ($100,000) in the aggregate (the "Basket Amount"), and then only to the extent of the excess over the Basket Amount, and (b) the aggregate amount of such indemnification, together with all other indemnification by the indemnifying party, for Losses of the party to be indemnified under this Section 15 are less than Ten Million Dollars ($10,000,000.00). Each party (a "recipient party") shall notify the other party (the "representing party") reasonably promptly of any perceived breach by the representing party of which the recipient party has knowledge of any representations and warranties, covenants, and agreements and of any Losses (including a brief description of the same) of the recipient party caused thereby. In addition, each recipient party will specify in writing to the representing party any perceived breach by the representing party of any representations and warranties, covenants, and agreements and of any Losses (including a brief description of the same) of the recipient party caused thereby.
         (2) Each party's sole remedy and recourse to recover for Losses caused by a breach of a representation or warranty which is subject to the restrictions and/or limitations of this Section 15 shall be to seek indemnification pursuant to this Section 15. Where a breach of a representation or warranty is not subject to the restrictions and/or limitations of this Section 15, a party may seek indemnification under this Section 15 for Losses incurred in connection therewith in addition to any other rights or remedies available to that party under this Agreement and applicable law.
         (3) Notwithstanding anything in this Agreement to the contrary, each party's right to recover and seek indemnification from the other for any Losses caused by Seller's breach of the representations and warranties of Seller contained in Sections 7(A),(B),(C) and (G) or by Buyer's breach of the representations and warranties of Buyer contained in Sections 8(A),(B) and (C) shall not be subject to any Basket Amount, maximum amount, or time limitation imposed by this Section 15.

         E.  CONDITIONS OF INDEMNIFICATION.
         The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 15, resulting from any Losses, shall be subject to the following terms and conditions:
         (1) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party'), notice of any such Losses promptly after the Indemnified Party receives notice thereof, provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.
         (2) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Losses at the Indemnifying Party's risk and expense.
         (3) In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.
         (4) Anything in this Section 15 to the contrary notwithstanding, (a) if there is a reasonable probability that Losses may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Losses,
(b) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the litigant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, and (c) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses and (d) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnifying party shall reasonably request in connection therewith.
         16.      ADDITIONAL COVENANTS.

         A. BY SELLER. (1) At the Closing, Seller shall cause each of Pioneer Hi-Bred International, Inc., Farmland Industries, Inc., and Illinois Agricultural Service Company (collectively, the "Partners") to execute and deliver to Buyer indemnification agreements in the form of Exhibit "M." Such indemnification agreements shall provide that the Partners shall indemnify, defend and hold Buyer harmless from and against any Losses (a) incurred by Buyer by reason of or resulting from Seller's breach of any of the representations and warranties of Seller contained in Sections 7(A),(B),(C), and (G); and (b) incurred by Buyer by reason of or resulting from Seller's breach of any of the other representations and warranties of Seller contained in this Agreement if Seller has wound up or dissolved its general partnership or if its net worth is less than $10,000,000 and if such Losses by reason of or resulting from Seller's breach of such other representations and warranties arise prior to the time Seller's representations, warranties and indemnities under Section 15 of this Agreement have expired.

         (2) Seller shall execute that certain non-competition agreement in favor of Buyer and cause its general partners or the parent companies of such general partners, as the case may be, to execute those certain non-competition agreements in favor of Buyer and deliver the same at Closing to be held in escrow. Seller shall direct the escrow agent to release the escrowed documents to Buyer at such time as Buyer has paid, discharged and satisfied the Note and delivered the consideration due under the escrowed documents to each of the parties thereto. The parties shall enter into escrow agreements on mutually acceptable terms and conditions.

         B. BY BUYER. So long as the Note shall remain unpaid or outstanding, Buyer will comply with the following requirements, unless the Seller shall otherwise consent in writing:

         (1) Buyer shall comply with all terms, conditions and provisions of the FNB-O Loan Agreement, including but not limited to the covenants set forth in
Section V of the FNB-O Loan Agreement.

         (2) Buyer shall refrain from any amendment, modification or waiver of or under the FNB-O Loan Agreement without first receiving the written consent of Seller except for Buyer's refinancing or extension of its 1995 Restated Loan Agreement.

         (3) Buyer shall notify Seller at the time it has agreed to secure additional bank financing, has secured an additional bank to participate in the FNB-O Loan Agreement or is to receive funding pursuant to any bank or other loan agreement (other than the $45,300,000 revolving credit facility to result from the refinancing of the $34,500,000 revolving credit under the 1995 Restated Loan Agreement) and agrees that such proceeds shall first be used to pay interest then due to Seller under the Note and then to reduce (or if sufficient, pay in full) the principal due under the Note. Notwithstanding any provision of the FNB-O Loan Agreement to the contrary, Seller shall not receive any prepayment penalty for payments under the Note. If the full amount of such proceeds is not immediately paid to Seller and applied against the Note upon receipt of such proceeds, and in any case if the
Note is not paid in full prior to August 1, 1996 (the earlier to occur of such dates being referenced to herein as the "Due Date"), then Buyer shall immediately authorize the release to Seller of the sum of Five Hundred Thousand Dollars ($500,000) held in escrow pursuant to Section 16(B)(7). Additionally, if the Note is not paid in full by the end of any calendar month, commencing on or after the Due Date, Buyer shall issue to Seller a trade credit of $81,000 for each such month which may be applied by Seller, its partners or their respective affiliates and/or successors to any trade balance then or thereafter due to Buyer. Except for any unused trade credit accumulated from prior months, Seller will not receive such trade credit for any calendar months during or after which the Note has been paid in full.

         (4) Buyer agrees that each of its obligations under the FNB-O Loan Agreement shall constitute a separate obligation under


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
this Agreement and that any breach or default thereunder by Buyer shall constitute a breach or default of this Agreement.

         (5) The obligation of Buyer to pay any amounts due under the Note shall be absolute, unconditional, and irrevocable, and the Buyer shall make all such payments without offset or counterclaim of any kind. Notwithstanding any provision in this Agreement to the contrary, Seller may use the Note as an offset to any liability it may owe to Buyer under this Agreement or otherwise.

         (6) Buyer shall indemnify, protect, defend and hold harmless Seller from and against all losses, liabilities, claims, damages, judgments, costs and expenses, including but not limited to all reasonable attorneys' fees and legal expenses, incurred by the Seller or imposed upon the Seller at any time by reason of the issuance, demand for payment of the Note or the enforcement, protection or collection of the Seller's claims against the Buyer under this
Section 16(B)(6) and/or the Note, but excluding income taxes imposed on Seller. This indemnification obligation is in addition to any others Buyer may have to Seller and any such indemnity shall be without right of set-off and shall not be subject to any Basket Amount, maximum amount, time limitation, or any other obligation, limitation, restriction, notice provision or modification imposed by
Section 15 of this Agreement.

         (7) Buyer shall place the sum of $500,000 in escrow at Closing to secure Buyer's $500,000 cash payment to Seller under Section 16(B)(3) and shall authorize the escrow agent to release


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
said sum to Seller on the Due Date. Such escrowed funds together with any interest earned thereon shall be returned to Buyer upon payment of the Note in full prior to the Due Date. The parties shall enter into an escrow agreement on mutually acceptable terms and conditions.

         17. NONASSIGNABLE RIGHTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, order, commitment, license or right if an assignment or attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any Material way affect the rights of Seller thereunder or hereunder unless such consent is obtained. If any such consent is not obtained, or if an attempted assignment would be ineffective and would Materially affect Seller's rights thereunder, so that Buyer would not in fact receive all such rights, the parties agree to cooperate in any reasonable arrangement designed to assure that Buyer shall have all the benefits, rights, obligations and duties under such contracts, orders, commitments, licenses and rights.


                                     - 50 -


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
         18. APPLICABLE LAW. This Agreement shall be governed in all respects by the laws of the State of Iowa applicable to contracts entered into within such State without regard to the conflicts of laws provisions thereof; provided that, the internal rights and obligations among the partners of Seller shall be governed by the laws of the State of Delaware. Each party irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Iowa with venue in Polk County, Iowa.

         19. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, and any other documents incorporated or referred to herein contain the entire agreement between the parties hereto with respect to the subject matter of this Agreement; and there are no other agreements, representations, warranties, or covenants, written or oral, with respect to the transaction contemplated by this Agreement which are not expressly set forth in this Agreement or such other documents. That certain Confidentiality and Proprietary Agreement of the parties dated February 21, 1996 shall automatically terminate and be of no further force and effect upon the Closing under this Agreement.

         20. BINDING EFFECT. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. The parties further agree that upon the winding up and dissolution of Seller, any and all rights of Seller hereunder,


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
including but not limited to the indemnification rights provided in Section 15 hereof, may be freely assigned to and enforced by one or more of the partners of Seller and/or the successors and assigns of such partners.

         21. SECTION HEADINGS. The headings of the sections in this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning of any of the provisions of this Agreement.

         22. INCORPORATION OF EXHIBITS. Each of the Exhibits and Schedules referred to herein and attached hereto are incorporated herein and shall be deemed to be a part of this Agreement.

         23. WAIVERS. The failure of either of the respective parties to comply with any of their respective obligations, agreements or conditions as set forth herein may be waived expressly in writing by the other party.

         24. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

         25. SEVERABILITY. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and


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
enforceable and that comes closest to expressing the intention of the parties.
         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase and Sale Agreement as of the day and year first above written.


                                      BROADCAST PARTNERS, a Delaware
                                      general partnership ("Seller")

                                      By:   /s/ Thomas M. Hanigan
                                            ----------------------------
                                            Thomas M. Hanigan, Chairman
                                            of the Steering Committee

                                      DATA TRANSMISSION NETWORK
                                      CORPORATION, a Delaware
                                      corporation ("Buyer")


                                      By:   /s/  Brian L. Larson
                                            -----------------------------
                                            Brian L. Larson, Vice
                                            President, Chief Financial
                                            Officer, Secretary and Treasurer


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



                             TERMS AND CONDITIONS OF
                        DISCLOSURE SCHEDULES AND EXHIBITS

         The Schedules and Exhibits attached hereto by Seller are subject to the following terms and conditions:

         1. The inclusion of any fact or item on a schedule, which schedule requires the listing of a "Material" item, is not deemed to be an admission or representation that the included item is "Material."

         2. The inclusion of any fact or item on a schedule referenced by a particular section in the Agreement shall, should the existence of the fact or item or its contents be relevant to any other section, be deemed to be disclosed with respect to such other section whether or not an explicit cross-reference appears.

         3. The introductory language and heading to each of the disclosure schedules are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Agreement.

         4. All capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the Agreement.







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